Exhibit 10.15

AGREEMENT OF LEASE

between

MMP REALTY, LLC

(the “Lessor”)

and

HFS MOBILITY SERVICES, INC.

(the “Lessee”)

For Premises Located And To Be Located At:

40 Apple Ridge Road

Danbury, Connecticut

Dated: August 11, 1997

TABLE OF CONTENTS

1.	DEFINITIONS	1

2.	DEMISE	12

3.	USE AND COMPLIANCE	17

4.	LESSOR’S WORK	19

5.	FIXED RENT	23

6.	ADDITIONAL RENT	26

7.	INSURANCE AND INDEMNITY	28

8.	LESSOR’S RIGHT OF ENTRY	31

9.	REPAIRS AND MAINTENANCE	32

10.	ALTERATIONS	34

11.	DAMAGE AND DESTRUCTION	36

12.	SIGNS	38

13.	UTILITIES	38

14.	EMINENT DOMAIN	39

15.	ASSIGNMENT AND SUBLETTING	40

16.	LESSEE’S DEFAULT, REMEDIES	42

17.	QUIET ENJOYMENT	44

18.	HOLDING OVER	44

19.	LESSEE’S PROPERTY	44

20.	NOTICE	45

21.	SATELLITE EQUIPMENT	46

22.	BROKERAGE	47

23.	PARKING AND ACCESS ROADS	47

24.	LESSOR’S COVENANTS, REPRESENTATIONS AND INDEMNIFICATION	48

25.	WAIVER	50

26.	SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE	50

27.	ESTOPPEL CERTIFICATE	51

28.	NOTICE OF LEASE	52

29.	DEFINITION OF LESSOR	52

30.	LIMITATION ON LIABILITY	53

31.	TERMS AND HEADINGS	54

32.	INVALIDITY	55

33.	LEGAL FEES	55

34.	ACCORD AND SATISFACTION	55

35.	BINDING EFFECT	56

36.	ENTIRE AGREEMENT AND GOVERNING LAW	56

37.	GUARANTY OF LEASE	56

38.	ARBITRATION PROVISIONS	57

THIS AGREEMENT OF LEASE, entered into this 11 day of August, 1997 by and among MMP REALTY, LLC, a Connecticut limited liability company, with an address at 7 Finance Drive, Danbury, Connecticut 06810 (the “Lessor”) and HFS MOBILITY SERVICES, INC, a Delaware corporation having its principal place of business at 40 Apple Ridge Road, Danbury, Connecticut 06810 (the “Lessee”)

W I T N E S S E T H:

1.	DEFINITIONS.

1.1. As used in this Lease (including all Exhibits attached hereto, all of which shall be deemed to be part of this Lease as fully set forth herein) the following words and phrases shall have the meaning indicated:

(i) “Additional Rent”: All amounts payable by Lessee to Lessor under this Lease other than Fixed Rent, whether or not expressly stated to constitute Additional Rent.

(ii) “Affiliate(s)”: As to any Person, any other person which Controls or is under common Control with, or is Controlled by such Person.

(iii) “Budget”: The budget to be prepared by Lessor with respect to the itemized cost of carrying out Lessor’s Work and Extra Work, and for purposes of calculating Change Costs (as defined in the Work Letter Agreement attached hereto as Exhibit C). The Budget is attached to the Work Letter Agreement as Schedule 1 thereto. Any changes to the

Budget shall be approved in advance by Lessee, which approval shall not be unreasonably withheld or delayed.

(iv) “Building”: The Existing Building as extended pursuant to Lessor’s Work which, pursuant to the Plans and Specifications, shall contain approximately 229,500 rentable square feet (subject to confirmation and adjustment after Substantial Completion as provided in Section 5.2 below).

(v) “Business Day”: Any day other than:

(a) A Saturday or Sunday; or

(b) A federal or a State of Connecticut holiday.

(vi) “Capital Expense(s)”: Any expense incurred with respect to any improvements or repairs carried out or to be carried out at the Premises, or any part thereof, which under generally accepted accounting principles consistently applied by Lessee would be classified as improvements or repairs of a capital nature.

(vii) “Control(s) (led)”: The ability to direct the management, affairs and operation of any entity.

(viii) “Defects”: Any and all faults, deficiencies and/or defects in the design, workmanship or materials constituting Lessor’s Work, Extra Work or any other repair, construction or warranty work which Lessor performs or for which Lessor is responsible under this Lease.

(ix) “Environmental Laws” means: all federal, state and local environmental statutes and ordinances, and any rule or regulation promulgated thereunder, and any order, standard, interim regulations, moratorium, policy or guideline of any federal, state or local government, department or agency pertaining thereto, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Marine Protection, Research and Sanctuaries Act, the National Environmental Policy Act, the Noise Control Act, the Safe Drinking Water Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Refuse Act, and all state and local counterparts of related statutes, laws, regulations, and orders and treaties of the United States. Any reference in this Lease to any such Environmental Laws or provision thereof, shall be deemed to include any amendment, extension or successor thereof, whether or not expressly so stated.

(x) “Excusable Delay”: A delay, obstruction or interference in Lessor’s Work caused by any of the following, provided such cause is beyond Lessor’s reasonable control and not caused by Lessor’s negligence or willful act, or the negligence or willful act of Lessor’s agents, employees or contractors, or financial hardship:

(a) Acts of God;

(b) Fire, earthquake, explosion, landslide, lightning, flood or other casualty;

(c) Epidemic;

(d) Strikes or other labor disputes;

(e) Riots, civil disturbance, insurrection, enemy action, or war;

(f) Embargoes or blockades;

(g) The unavailability of materials specified by Lessee (or comparable substitutes therefor which would not result in any change in either the Plans and Specifications or the Budget) within a reasonable time period or of specialist laborers required to complete specific parts of Lessor’s Work;

(h) Injunctions, orders or any regulations of any Governmental Entity, and any failure of any Governmental Entity or agent to act within any customary time frame;

(i) Unreasonable interference with Lessor’s Work caused by any improvements being carried out by Lessee or Lessee’s contractors, concurrent with Lessor’s Work, provided Lessor has given Lessee immediate notice of any such interference;

(j) Any request for Extra Work made by Lessee and performed by Lessor, which has the effect of delaying Lessor’s Work; or

(k) Temporary interruption or failure of any utilities (unless caused by Lessor) necessary in connection with Lessor’s Work,

provided that in the event of any of the above, Lessor shall give a written notice to Lessee, briefly describing the delay and estimating the duration thereof accompanied by copies of all documentation and other information in Lessor’s possession relating to any such interruption or failure (the “First Delay Notice”) within three (3) Business Days after Lessor receives notice or otherwise becomes aware that the delay has commenced or can be expected to commence. If within five (5) Business Days after the estimated duration of the delay as set out in the First Delay Notice, Lessee shall make a written request to Lessor for additional information with respect to the delay in question, then Lessor shall give a second notice to Lessee (the “Second Delay

Notice”) within three (3) Business Days which shall specify in as much detail as reasonably practicable (a) the date when the delay began, (b) the cause of the delay and (c) the duration of the delay. The Second Delay Notice shall include any documents and other information in Lessor’s possession relating to the delay, which Lessee reasonably requests. Further, if a delay continues beyond the estimated duration specified in the First Delay Notice, then upon periodic requests by Lessee for information relative to the delay in question, Lessor shall keep Lessee reasonably apprised of the status of the matter and shall furnish Lessee with any documents or information in Lessor’s possession relating thereto. Notwithstanding any of the foregoing, Lessor shall take all actions within Lessor’s reasonable control (which may include the incurring of reasonable expenses by Lessor) to minimize and ameliorate any loss of time due to such delay. In the event that Lessee shall dispute whether the delay is an Excusable Delay, then Lessee shall, within three (3) Business Days after receipt of the First Delay Notice, give Lessor or its attorney written notice of such dispute, and the reasons therefor (the “Dispute Notice”) and failure by Lessee to so notify Lessor or its attorney of any such dispute shall be deemed a waiver by Lessee of Lessee’s right to dispute the same, except insofar as the substance of Lessee’s grounds for any such dispute is a continuing condition during the period of the alleged Excusable Delay, then for so long as the condition and the delay continue, Lessee shall be entitled to serve a Dispute Notice and the prior failure to serve a Dispute Notice shall only be deemed a waiver up to the date on which a Dispute Notice is delivered to Lessor and in any event, such failure shall not affect any other rights of Lessee under the Lease.

(xi) “Existing Building”: The three-story building containing approximately 92,500 rentable square feet located at 40 Apple Ridge Road, Danbury, Connecticut.

(xii) “Existing Lease”: The lease of the Existing Building dated February 25, 1993 and granted by Seymour R. Powers, Trustee, Alice Powers, Melvyn J. Powers, Union Trust Company and Melvyn J. Powers, Trustees and Pow-Dan II Corporation as “Lessor” to PHH Homequity Corporation as “Lessee” with Seymour R. Powers as “Limited Guarantor”.

(xiii) “Extra Work”: Work which is not within the scope of Lessor’s Work as at the date hereof and which Lessee requests that Lessor perform as Lessor’s Work during the carrying out of the same, whether or not a modification of existing Lessor’s Work, or an addition thereto.

(xiv) “Fee Mortgagee”: Any holder of a loan secured by a mortgage on, or deed of trust with respect to, Lessor’s fee simple estate in the Premises or any part thereof, now or hereafter existing.

(xv) “Final Completion”: Substantial Completion has occurred, and all of the following have also occurred:

(a) All Punch List Work has been completed in a good and workmanlike manner and in accordance with this Lease;

(b) Lessor’s Work is free from Defects;

(c) A permanent and unconditional (or, if conditional, all conditions shall have been satisfied) Certificate of Occupancy shall have been issued with respect to the Building;

(d) Lessor shall have removed from the Premises all items and materials utilized in the completion of Lessor’s Work, so that the same are clean and suitable for the conduct of Lessee’s business.

(xvi) “Final Completion Date”: Not later than sixty (60) days after the date upon which Substantial Completion occurs, which date shall be extended by one day for each day of Excusable Delay, occurring after the Rent Commencement Date.

(xvii) “Fixed Rent”: The annual rent referred to in Section 5 of this Lease.

(xviii) “Governmental Entity”: Any federal, state, county, village, township or local government or quasi-government agency, department, office, board or bureau having jurisdiction over the Premises or any portion thereof.

(xix) “Initial Term”: A period of ten (10) years, commencing upon the Rent Commencement Date.

(xx) “Laws”: All laws, statutes, ordinances, rules, regulations, orders, restrictions and other requirements of any Governmental Entities, present or future, having jurisdiction over or affecting the Premises or the terms and conditions of this Lease, including, without limitation, the Americans with Disabilities Act, and Environmental Laws, as the same may be amended from time to time.

(xxi) “Lease Year”:

(a) The twelve (12) month period commencing on the Rent Commencement Date; and

(b) Each twelve (12) month period commencing on each anniversary of such date.

(xxii) “Lessee’s Architect”: The architect and/or engineer or other consultants that Lessee may designate from time to time to monitor completion of Lessor’s Work on behalf of Lessee.

(xxiii) “Lessee’s Delay”: A delay, obstruction, or interference in Lessor’s Work caused mainly by any of the following:

(a) Unreasonable interference with Lessor’s Work caused by any improvements being carried out by Lessee p+l0Xor Lessee’s contractors, concurrent with Lessor’s Work; or

(b) Any request for Extra Work made by Lessee and performed by Lessor, which should reasonably and does actually have the effect of delaying Lessor’s Work.

(xxiv) “Lessee’s Fit-Up Credit”: The sum of $250,000.00 to be given by Lessor to Lessee upon the Rent Commencement Date, subject to the provisions of Section 4.6 below.

(xxv) “Lessor’s Architect”: Stephen Griss Associates or such other architect and/or engineer that Lessor may designate from time to time (subject to the approval of Lessee, which approval shall not be unreasonably withheld) to monitor completion of Lessor’s Work on behalf of Lessor.

(xxvi) “Lessor’s Work”: The extension of the Existing Building to be carried out by Lessor, which improvements are more particularly set out in the Plans and Specifications, copies of which are attached hereto as Exhibit B and made a part hereof, duplicate copies of which have been initialed and dated by Lessor and Lessee for identification. Lessor shall carry out Lessor’s Work in accordance with (1) the terms of the Work Letter Agreement attached hereto as Exhibit C and made a part hereof, and the Budget attached thereto, and (2) the Plans and Specifications. Lessor’s Work shall be subject to the approval of Lessee’s Architect. Lessee may request minor changes to Lessor’s Work and such changes shall not constitute Extra Work, but shall be deemed part of Lessor’s Work, so long as there is no change in the overall Budget and such changes would not reasonably be expected to cause a delay in the Substantial Completion Date. If such changes would increase the Budget or cause such a delay in the Substantial Completion Date, Lessee may elect to proceed with such changes, provided it pays any incremental cost therefor and further provided that any additional time required to complete said changes shall be considered Lessee’s Delay for purposes of determining whether the Substantial Completion Date has been met by Lessor and in determining the Rent Commencement Date.

(xxvii) “Permits”: All licenses, permits and other written authorizations necessary to permit the carrying out of Lessor’s Work and the use and occupancy of the Premises by Lessee for the use permitted hereunder upon Substantial Completion thereof, in full compliance with the Laws.

(xxviii) “Person”: A natural person, a partnership, a corporation or any other form of business or legal association or entity.

(xxix) “Premises”: The real property more particularly described in Exhibit A attached hereto and made a part hereof, together with all improvements now or hereafter constructed thereon including, without limitation, the Building.

(xxx) “Punch List Work”: Minor items of construction, installation, repair, replacement, finish or adjustment constituting part of Lessor’s Work (including Minor Defects) which:

(a) Do not, except to a de minimis extent, impair the use and occupancy of the Premises or the Building for normal business purposes;

(b) Are not required by any Laws or any Permits to be completed as a condition to the use and occupancy thereof; and

(c) Do not arise mainly as a result of the fault or negligence of Lessee, or Lessee’s employees, agents or contractors.

The Punch List Work shall be identified on a floor-by-floor basis and shall be done at Lessor’s expense, and the items to be included as Punch List Work shall be agreed upon jointly by Lessor’s Architect and Lessee’s Architect.

(xxxi) “Real Estate Taxes”: All taxes, assessments, water and sewer rents, and other charges levied upon the ownership of the Premises by any public or quasi-public authority having jurisdiction. Subject to Section 6.7 below, Real Estate Taxes shall not include any inheritance, estate, succession, transfer, gift, franchise, corporation, income or profit tax, or capital levy or taxes, license fees or other charges on the Rent received by Lessor.

(xxxii) “Renewal Term”: Any of the additional terms of five (5) years, in the event that the Tenant exercises Tenant’s option for the same pursuant to the provisions of Section 2.2 below.

(xxxiii) “Rent”: The Fixed Rent and all Additional Rent together.

(xxxiv) “Rent Commencement Date”: The Substantial Completion Date, or if later, the actual date of Substantial Completion, provided that in the event that Substantial Completion is delayed due mainly to Lessee’s Delay, then the Rent Commencement Date shall be the date on which Substantial Completion would have occurred but for such Lessee’s Delay, as shall be agreed between Lessee’s Architect and Lessor’s Architect.

(xxxv) “Substantial Completion”:

(a) Lessor’s Work has been completed in a good and workmanlike manner and in accordance herewith, including (without limitation) Exhibit B and Exhibit C, except for Punch List Work;

(b) A final and permanent Certificate of occupancy (subject only to the completion of Punch List Work) permitting the use of the Building and the Premises by Lessee has been issued by City of Danbury; and

(c) Lessor’s Architect and Lessee’s Architect have jointly agreed in writing that Substantial Completion has occurred.

(xxxvi) “Substantial Completion Date”: August 1, 1998, which date shall be extended by one (1) day for each day of Excusable Delay.

(xxxvii) “Term”: The Initial Term, together with each exercised Renewal Term.

Certain other words and phrases are defined elsewhere in this Lease, and are indicated by the use of initial capital letters.

2.	DEMISE.

2.1. Subject to the provisions of Section 2.2 below, in consideration of the Rent hereby reserved and the covenants herein contained and on the part of Lessee to be paid, performed and observed, Lessor does hereby demise and lease unto Lessee, and Lessee hereby hires from Lessor, the Premises, for the duration of the Initial Term, unless sooner terminated pursuant to any of the conditions of limitation or other provisions of this Lease or pursuant to law.

2.2. Notwithstanding the provisions of Section 2.1 above, it is hereby agreed, stipulated and understood between Lessor and Lessee that this Lease and the obligations of Lessor and Lessee hereunder are expressly conditioned upon Lessor’s compliance with each of the following (the “Conditions Precedent”):

(a) Lessor obtaining good and marketable title (according to the standards of title espoused by the Connecticut Bar Association) to the Premises;

(b) Lessor obtaining a construction loan in an amount of not less than $11,500,000.00 from a bank, insurance company or other such financial institution, for the purpose of carrying out Lessor’s Work (the “Construction Loan”), the commitment for which (the “Construction Loan Commitment”) shall provide for loan documentation containing (inter alia) the following provisions:

(i)	Lessor’s obligation to deliver a performance bond to Fee Mortgagee in an amount not less than $14,375,000.00 (if the Construction Loan Commitment does not require such a bond, Lessor shall provide such a bond directly to Lessee from a surety reasonably acceptable to Lessee);

(ii)	Fee Mortgagee’s waiver of any requirement to escrow real estate taxes or insurance;

(iii)	Fee Mortgagee’s (a) acknowledgment of (1) Lessee’s Fit-Up Credit, (2) sums certain to be paid by Lessor to Lessee for carpeting and painting, and (3) any other monies to be paid by Lessor to Lessee in cash, by rent credit or otherwise, and (b) agreement that its lien on the Premises shall be subordinate to each of the foregoing (which, if not paid, may be taken by Lessee as a credit against rent due under the lease); and

(iv)	Fee Mortgagee’s agreement that it shall enter into Subordination, Non-disturbance and Attornment Agreements (substantially similar in form to the one to be entered into with Lessee, with appropriate modifications) with any subtenants or assignees of Lessee contemporaneously with lessee’s execution of any such sublease or assignment; and

(c) Lessor obtaining approval for variance, zoning, parking and all other necessary Permits for the carrying out of Lessor’s Work from any applicable Governmental Entity.

Lessor shall provide Lessee with a title search or title commitment for the Premises (the “Title Commitment”) within five (5) business days from the date this Lease is fully executed. Lessee shall have a period of five (5) business days from its receipt of the Title Commitment to review and approve same. If the status of title to the Premises is not reasonably acceptable to Lessee, Lessee may terminate this Lease by delivering written notice of such termination to Lesser by the end of the second five (5) business day period referenced above. In addition, Lessor shall provide Lessee with a copy of a term sheet for the Construction Loan (the “Term Sheet”) on or before August 28, 1997. The Term Sheet shall outline the general terms of the Construction Loan and shall be subject to customary commercial due diligence by the lender. Lessee shall have a period of five (5) business days from its receipt of the Term Sheet to review and approve same. If the Term Sheet is not reasonably acceptable to Lessee, Lessee may terminate this Lease by delivery of written notice of such termination to Lessor by the end of said five (5) business day period. On or before September 15, 1997, Lessor shall provide Lessee with a copy of the Construction Loan Commitment. If the Construction Loan Commitment is not reasonably acceptable to Lessee, Lessee may terminate this Lease by delivery of written notice of said termination to Lessor by 5:00 p.m. on Friday, September 19, 1997. The Construction Loan Commitment shall be deemed acceptable to Lessee if it meets the requirements set forth in subparagraph (b) above, contains customary commercial mortgage loan closing requirements (such as survey, title insurance, hazard insurance, opinion letters, borrower entity authorizations and the like), is unconditional (except for the above-referenced closing requirements) and provides for a closing date not later than September 22, 1997.

The Conditions Precedent set forth in subparagraphs (a), (b) and (c) above must be satisfied on or before September 22, 1997, time being of the essence, failing which (1) either Lessor or Lessee may terminate this Lease by delivering written notice of such termination to the other in accordance with the provisions of Section 20 below, whereupon this Lease shall be null and void and of no further effect, so that neither Lessor nor Lessee shall have any further rights, duties or obligations hereunder, or (2) if neither party elects to terminate this Lease, Lessee may elect to have this Lease remain in effect, provided, however, that if Substantial Completion shall not have occurred on or prior to August 11, 1998, then for each day that completion of the Conditions Precedent is delayed beyond September 22, 1997, the Completion Delay Penalty (defined in Section 4.1 below) shall be $6,800.00 per day rather than $4,386.00 per day provided for in Section 4.1 below. Notwithstanding Lessee’s election to have this Lease remain in effect, if the Conditions Precedent have not been satisfied by October 31, 1997, either party may terminate this Lease as provided above.

2.3. It is hereby agreed, stipulated and understood that “Lessor” is currently the successor “Lessor” pursuant to the Existing Lease and that “Lessee” is currently the successor “Lessee” pursuant to the Existing Lease and that the Existing Lease with respect to the Existing Building is currently in full force and effect. It is further agreed, stipulated and understood between Lessor and Lessee that:

(a) Upon the Rent Commencement Date, the Existing Lease shall automatically terminate and thereafter be null and void and of no further force or effect, so that neither Lessor nor Lessee nor any other party shall have any further rights, duties or obligations thereunder, which shall include (without limitation) the “Limited Guarantor”, and the Guaranty shall thereupon be returned to the Limited Guarantor. Until the Rent Commencement Date, the Existing Lease shall continue in full force and effect upon the terms and conditions therein contained, and as of the Rent Commencement Date, an appropriate apportionment (based upon the number of days in the month) shall be made between the “Rent” payable pursuant to the Existing Lease and the Rent due hereunder; provided that

(b) In the event that prior to the Rent Commencement Date, this Lease shall be terminated pursuant to the provisions of Section 2.2 above, or for any other reason whatsoever, other than in accordance with Section 4.3 below, then the Existing Lease shall continue in full force and effect upon the terms and conditions therein contained, and the provisions of this Lease prior to such termination shall not be construed as in any way modifying the obligations of Lessor and Lessee thereunder.

2.4. Tenant shall have the option to renew this Lease for three (3) consecutive Renewal Terms, each of five (5) years’ duration, provided that:

(a) at the time of the exercise of this option, Tenant shall not be in material default in the performance of any of the terms, occurrences or conditions herein contained with respect to Notices of Default being given hereunder (to the extent required) and which default has not been remedied within any applicable grace period (for purposes hereof, and without limiting the determination of any other default as a “material default”, non-payment of Rent shall be deemed a “material default”);

(b) Tenant shall exercise this option by notifying Landlord of Tenant’s election to accept the same at least twelve (12) months prior to the expiration of the Initial Term, or, if appropriate, the first Renewal Term and the Second Renewal Term; and

(c) Each Renewal Term shall be on identical terms, occurrences or conditions as contained in this Lease, and the Fixed Rent shall be as set forth in Sections 5.1(c), (d) and (e) below.

3.	USE AND COMPLIANCE.

3.1. Lessee may use the Premises for any legally permitted use provided that Lessee shall not permit, allow or cause any obnoxious, disturbing or offensive odors, fumes, gas, noise, or any smoke, dust, steam or vapors, or allow unlawful sound or vibration, to originate in or to be emitted from the Building and/or the Premises, or use the Premises in any other manner which would materially detract from the value or character of the Premises or the business park in which the Premises are situated.

3.2. Lessor shall, at Lessor’s sole cost and expense, be responsible for ensuring that portion of the Building and the Premises to be constructed and/or improved (as appropriate) pursuant to Lessor’s Work, as well as any portion of the Existing Building affected by Lessor’s Work, comply with all Laws enacted prior to the Final Completion Date. Provided that Lessor shall comply with said obligation, Lessee shall thereafter be responsible for ensuring that the Premises and the Building remain in compliance with all Laws, and in particular (but without prejudice to the generality of the foregoing), Lessee shall be responsible for ensuring that the Premises and the Building remain in compliance with all Laws where the need for such compliance arises as a result of Lessee’s particular use of the Premises and/or the Building, whether or not herein permitted. Notwithstanding the foregoing, during the last three years of the Initial Term, the cost of all Capital Expenses necessary to comply with Lessee’s obligations under this Section 3.2 shall be borne 60% by Lessee and 40% by Lessor. In addition, during each exercised Renewal Term, Lessee shall be responsible only for that portion of the cost of such Capital Expenses computed by amortizing such cost over the term allowed by generally accepted accounting principles (“GAAP”) and pro-rating said amount over the number of years remaining in the then current Renewal Term. If Lessee subsequently exercises one or more additional Renewal Terms, the pro-ration will continue so as to include those years allocable to such additional Renewal Terms, but only until the amortization period has been fully utilized. For example, if a Capital Expense is incurred in the first year of the first Renewal Term and GAAP amortizes such cost over eight (8) years, then Lessee shall be responsible for l/8th of such cost in each of the four (4) years remaining in the first Renewal Term. If Lessee then exercises the second Renewal Term, it will be responsible for l/8th of such cost in each of the first four (4) years only of the second Renewal Term, for a total of eight (8) years of payments. As an additional example, if the GAAP amortization period is twenty (20) years, and the cost is incurred in the first year of the second Renewal Term, Lessee shall be responsible for l/20th of such cost in each of the four (4) years remaining in the second Renewal Term. If Lessee exercises the third Renewal Term, it will be responsible for l/20th of such cost in each of the five (5) years of the third Renewal Term, so Lessee will have paid 9/20ths of such cost in total. In said example, the remaining unpaid cost (11/20ths) shall be Lessor’s responsibility.

4.	LESSOR’S WORK.

4.1. Lessor, at Lessor’s sole cost and expense shall obtain all Permits required for Lessor’s Work, and assuming the same are duly obtained by Lessor (so that this Lease is not terminated in accordance with the provisions of Section 2.2 above), shall carry out Lessor’s Work in a good and workmanlike manner using first class materials, and in accordance with all Laws, and as expeditiously as reasonably possible, and in any event shall do everything possible (a) to provide Lessee access to the first floor of the extension to the Building on or before May 18, 1998, to the second floor on or before May 25, 1998, to the third floor on or before June 1, 1998, and to the fourth floor on or before June 8, 1998, so that Lessee may carry out Lessee’s fit-up work prior to the Substantial Completion Date (the foregoing dates being referred to individually as an “Access Date” and collectively as the “Access Dates”), (b) to accomplish Substantial Completion on or before the Substantial Completion Date, and (c) to accomplish Final Completion on or before the Final Completion Date. If Lessor fails to meet any of the Access Dates, provided such failure is not caused by Lessee’s Delay, the number of days Lessor is late in meeting any such Access Date shall cause a corresponding reduction in the number of days constituting Excusable Delay to which Lessor would otherwise be entitled, if any. In the event that Substantial Completion shall not have occurred on or prior to August 11, 1998, then for each day thereafter up to Substantial Completion or termination of this Lease pursuant to Section 4.3 below (whichever first occurs) Lessor shall be subject to a penalty (the “Construction Delay Penalty”) of $4,386.00, the aggregate amount of which shall be paid to Lessee by way of an offset against the first installment or installments (as appropriate) of Rent due hereunder or, if this Lease is terminated by Lessee, by way of a lump sum payment to Lessee made within five (5) business days after such termination.

4.2. If Lessee shall desire Extra Work, then Lessee shall deliver to Lessor complete information concerning the same, including, where appropriate, all architectural, electrical, mechanical and finishing drawings, specifications and details. Lessor shall arrange for written budget adjustments relating to Extra Work to be prepared (if appropriate) and shall deliver the same to Lessee for Lessee’s approval, which approval shall not be unreasonably withheld or delayed. Lessor shall carry out such Extra Work at Lessor’s sole cost and expense provided that Lessor shall not be obligated to carry out any Extra Work, where the budgeted cost thereof, when added to the aggregate cost of all prior Extra Work agreed to by Lessor, would exceed the amount of Lessee’s Fit-Up Credit. If Lessor, in the exercise of Lessor’s sole and absolute discretion, shall agree to carry out Extra Work where the aggregate approved cost of Extra Work would then exceed Lessee’s Fit-Up Credit, then the difference between Lessee’s Fit-Up Credit and the then approved aggregate cost of all Extra Work shall be payable by Lessee to Lessor in appropriate installments, as the Extra Work progresses, as shall be jointly determined by Lessor’s Architect and Lessee’s Architect. Notwithstanding any of the foregoing, if Lessee requests Extra Work which has the effect of reducing the cost of Lessor’s Work, the savings thus produced shall be accounted for as a credit in favor of Lessee against Lessee’s usage of Lessee’s Fit-Up Credit.

4.3. In the event that Lessor shall fail to accomplish Substantial Completion on or before November 1, 1998 (as determined by arbitration in accordance with the rules and procedures of the American Arbitration Association, in case of dispute), then Lessee shall have the right at Lessee’s election, either (a) to perform the work required to achieve Substantial

Completion, such work to be carried out at Lessor’s sole cost and expense, or (b) to terminate, rescind, and cancel this Lease and the Existing Lease by delivering written notice thereof to Lessor, and upon Lessor’s receipt of said notice, this Lease shall terminate and be of no further force and effect and neither Lessor nor Lessee shall have any further rights, duties or obligations hereunder, and the Existing Lease shall terminate on April 30, 1999, as if such date were the original termination date set forth in the Existing Lease.

4.4. In the event that Lessor shall fail to complete the Punch List Work within thirty (30) days of the Final Completion Date, Lessee may, upon three (3) days prior written notice to Lessor, undertake the carrying out of the remaining Punch List Work, the cost thereof to be repaid to Lessee by Lessor within ten (10) days of receipt of written demand therefor. All Punch List Work carried out by Lessor shall be done at reasonable times and in a manner which reasonably minimizes disturbances to and interruptions of Lessee’s business. Lessor shall use overtime for the completion of the Punch List Work at Lessor’s sole cost and expense.

4.5. For the duration of Lessor’s Work and any Punch List Work performed by Lessor, Lessor will carry and will cause Lessor’s contractors or subcontractors to carry workman’s compensation, employer’s liability insurance, general liability insurance with limits of not less than $5,000,000.00 with respect to bodily injury, and property damage insurance with limits of not less than $5,000,000.00, or, if greater, in amounts which are customary and appropriate in undertaking improvements of a nature and extent similar to Lessor’s Work.

4.6. Lessee may, at Lessee’s option, commence improvements within the extended portions of the Building which Lessee intends to carry out (and which are not part of Lessor’s Work) and install furniture, fixtures and equipment (all of the foregoing being referred to herein as “Lessee’s Fit-Up”) at such time as Lessor’s Work has proceeded sufficiently to permit the same, so that the performance of such work will not materially interfere with Lessor’s Work. Lessor and Lessee hereby agree to use reasonable efforts to mutually coordinate their respective activities. Upon the Rent Commencement Date, Lessee shall be entitled to Lessee’s Fit-Up Credit, which shall be applied against the cost of Lessee’s Fit-Up and paid by way of an offset against the first installment of Fixed Rent and Additional Rent due and payable from and after the Rent Commencement Date. Lessee’s Fit-Up Credit shall be equal to said sum of $250,000.00, less the aggregate approved cost of all Extra Work (including any appropriate adjustment for savings) performed by Lessor pursuant to the provisions of Section 4.2 above.

4.7. Notwithstanding Substantial Completion and the Rent Commencement Date (as agreed upon by Lessor’s Architect and Lessee’s Architect) it is agreed and understood that nothing herein, and no payments made hereunder by Lessee, shall be construed as a waiver by Lessee of any rights which it might otherwise have due to any latent Defects and Lessor agrees, after notice from Lessee, to correct any and all such latent Defects and repair any portion of the Premises damaged as a result thereof, at Lessor’s sole cost and expense, with reasonable speed and diligence, and in a good and workmanlike manner, upon notice thereof.

4.8. It is agreed and understood that Lessor shall carry out Lessor’s Work in such a manner as shall minimize (to the extent reasonably possible) any disturbance of Lessee’s quiet enjoyment of the Existing Building pursuant to the Existing Lease, in accordance with the procedures more particularly described in Exhibit D attached hereto and made a part hereof.

5.	FIXED RENT.

5.1. Lessee shall pay, without any offset or deduction of any kind other than as herein expressly provided for, a Fixed Rent, by way of checks made out to the order of Lessor (or as Lessor shall direct) and mailed to Lessor at its office in Danbury, Connecticut, as set forth above, or to such person or address as otherwise from time to time directed by Lessor in writing, as follows:

(a) During the first five (5) Lease Years, commencing upon the Rent Commencement Date, the annual sum of THREE MILLION ONE HUNDRED EIGHTY-SEVEN THOUSAND SEVEN HUNDRED FIFTY-FIVE AND ZERO/100THS DOLLARS ($3,187,755.00) based on THIRTEEN AND EIGHTY-NINE/100THS DOLLARS ($13.89) per square foot, payable in advance and on the first Business Day of each month, in equal monthly installments of TWO HUNDRED SIXTY-FIVE THOUSAND SIX HUNDRED FORTY-SIX AND TWENTY-FIVE/100THS DOLLARS ($265,646.25).

(b) During the second five (5) Lease Years, commencing upon the five (5) year anniversary of the Rent Commencement Date, the annual sum of THREE MILLION TWO HUNDRED EIGHTY-FOUR THOUSAND ONE HUNDRED FORTY-FIVE AND ZERO/100THS DOLLARS ($3,284,145.00), based on FOURTEEN AND THIRTY-ONE/100THS DOLLARS ($14.31) per square foot, payable in advance and on the first Business Day of each month, in equal monthly installments of TWO HUNDRED SEVENTY-THREE THOUSAND SIX HUNDRED SEVENTY-EIGHT AND SEVENTY-FIVE/100THS DOLLARS ($273,678.75).

(c) During the first Renewal Term, if appropriate, commencing upon the ten (10) year anniversary of the Rent Commencement Date, the annual sum of THREE MILLION THREE HUNDRED EIGHTY-TWO THOUSAND EIGHT HUNDRED THIRTY AND ZERO/100THS DOLLARS ($3,382,830.00), based on FOURTEEN AND SEVENTY-FOUR/100THS DOLLARS ($14.74) per square foot, payable in advance and on the first Business Day of each month, in equal monthly installments of TWO HUNDRED EIGHTY-ONE THOUSAND NINE HUNDRED TWO AND FIFTY/100THS DOLLARS ($281,902.50).

(d) During the second Renewal Term, if appropriate, commencing upon the fifteen (15) year anniversary of the Rent Commencement Date, the annual sum of THREE MILLION FOUR HUNDRED EIGHTY-THREE THOUSAND EIGHT HUNDRED TEN AND ZERO/100THS DOLLARS ($3,483,810.00), based on FIFTEEN AND EIGHTEEN/100THS DOLLARS ($15.18) per square foot, payable in advance and on the first Business Day of each month, in equal monthly installments of TWO HUNDRED NINETY THOUSAND THREE HUNDRED SEVENTEEN AND FIFTY/100THS DOLLARS ($290,317.50).

(e) During the third Renewal Term, if appropriate, commencing upon the twenty (20) year anniversary of the Rent Commencement Date, the annual sum of THREE MILLION FIVE HUNDRED EIGHTY-NINE THOUSAND THREE HUNDRED EIGHTY AND ZERO/100THS DOLLARS ($3,589,380.00), based on FIFTEEN AND SIXTY-FOUR/100THS ($15.64) DOLLARS per square foot, payable in advance and on the first Business Day of each month, in equal monthly installments of TWO HUNDRED NINETY-NINE THOUSAND ONE HUNDRED FIFTEEN AND ZERO/100THS DOLLARS ($299,115.00).

5.2. Following Substantial Completion, Lessor’s Architect and Lessee’s Architect shall deliver to Lessor and Lessee a certification (the “Architect’s Certification”) stating the total rentable square footage of the Building. If Lessor’s Architect and Lessee’s Architect are unable to agree upon the same, then they shall select a third architect who is independent of both Lessor and Lessee and has never been previously employed by, contracted to or otherwise associated with either Lessor or Lessee, and such architect shall select either the rentable square footage proposed by Lessor’s Architect or the rentable square footage proposed by Lessee’s Architect, and the figure so selected shall control for the purpose of calculating Fixed Rent and for any other matter for which the rentable square footage is a factor hereunder. Such architect shall not be permitted to propose rentable square footage which is different from either of those proposed by Lessor’s Architect and Lessee’s Architect. If the Architect’s Certification indicates that the total rentable square footage of the Building is other than 229,500, Lessor and Lessee shall execute an addendum to this Lease acknowledging the actual square footage of the Building and recalculating the Fixed Rent under Section 5.1 to conform to such square footage determination.

5.3. In the event that the Rent Commencement Date shall be other than on the first day of a month, the Fixed Rent for such month shall be due and payable on the Rent Commencement Date on a pro-rata basis for the balance of such month and the Fixed Rent payable with respect to the next month shall be payable by Lessee to Lessor concurrent therewith. A similar apportionment shall be made at the expiration of the first five (5) Lease Years, at the expiration of the Initial Term and at the expiration of the first Renewal Term and the second Renewal Term, to the extent appropriate.

6.	ADDITIONAL RENT.

6.1. From and after the Rent Commencement Date, Lessor shall, immediately upon receipt of any Real Estate Tax bills, forward the same to Lessee, and Lessee, after receipt from Lessor of such Real Estate Tax bill(s) with respect to the Premises, shall promptly pay directly to the appropriate Governmental Entity, as Additional Rent hereunder, all Real Estate Taxes and provide Lessor with a receipt from said Governmental Authority evidencing such payment. Lessor shall promptly reimburse Lessee for any interest or late charges incurred by Lessee as a result of Lessor’s failure to promptly deliver such Real Estate Tax bill(s). Appropriate apportionments shall be made as of the Rent Commencement Date, and on the termination of this Lease between Real Estate Taxes payable by Lessee hereunder, and Real Estate Taxes payable by Lessor.

6.2. Lessee shall also pay:

(i) All taxes which may be levied, imposed or assessed against Lessee’s personal property and/or any leasehold improvements made by or on behalf of Lessee following the Rent Commencement Date, Lessee’s leasehold interest, Lessee’s right to occupy the Premises and/or the Building and any other taxes incident to the operation of Lessee’s business therein; and

(ii) Any business license fees required for the operation of Lessee’s business.

6.3. Notwithstanding any possible interpretation or interpretations of the definition of “Real Estate Taxes”, Lessee shall be responsible for payment of any and all assessments which may be levied against the Premises for the installation of a sewer or water line, or any other such municipal improvement for which such an assessment is made, during the Term, provided that any such assessments may be paid in installments by Lessee over the longest period permitted by the taxing authority, provided further, however, that if any such assessment shall be made towards the end of the Term, Lessee shall pay an equitable allocation of the next installment due after such termination, in such amount as is attributable to the remaining period of Lessee’s occupancy. Subject the foregoing, Lessee shall not be responsible for the payment of any installments becoming due thereafter.

6.4. Notwithstanding any other provision herein contained, Lessor shall be responsible for the full amount of any increase in Real Estate Taxes, where such increase arises as a result of an increase in the assessed value of the Premises, due to any sale, mortgage or refinancing (or similar transaction howsoever effectuated) with respect thereto, or due to any improvements carried out at the Premises by Lessor, which improvements are not made at the request of and/or for the benefit of Lessee.

6.5. Lessee may contest the validity or amount (including the assessed valuation of the premises) of any Real Estate Taxes payable by Lessee hereunder, provided that any such contest is pursued in accordance with any and all applicable Laws, now or hereafter existing. In the event of any such contest, the payment of the remaining part of the Real Estate Taxes may be deferred during the pendency of the same, provided the same is diligently prosecuted, and Lessor agrees, without cost or expense to Lessor, to join such contest and provide reasonable assistance to Lessee upon Lessee’s request, provided that Lessee shall be entitled to receive the full amount of any refund applicable to any portion of the Term. Nothing herein contained, however, shall be construed so as to allow such items to remain unpaid for such length of time as would permit the Premises, or any part thereof, to be sold by any Governmental Entity for non-payment of Real Estate Taxes. Within thirty (30) days after the due and payable amount of the contested Real Estate Taxes is determined by a final, unappealable judgment, Lessee shall pay the amount so determined, together with any penalties, interest and expense payable therewith.

6.6. In the event that at any time during the Term, the present method of taxation or assessment shall be so changed that the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on real estate and the improvements thereon shall be discontinued and as a substitute therefor, or in lieu thereof, or as an addition thereto, taxes, assessments, levies, impositions or charges shall be levied, assessed and/or imposed wholly or partially as a capital levy or otherwise upon the rents received from such real estate and the improvements thereon, then such substitute or additional taxes, assessments, levies, impositions or charges, to the extent so levied, assessed or imposed, shall be payable by Lessee, as if the same were expressly defined as the Real Estate Taxes hereunder.

7.	INSURANCE AND INDEMNITY.

7.1. Throughout the Term, Lessee shall, at Lessee’s sole cost and expense, maintain or cause to be maintained such insurance coverages as Lessor from time to time reasonably requests and which are generally consistent with insurance coverages required of other tenants in similar buildings and businesses in the Danbury area, and initially Lessee shall maintain the following coverages in the following amounts (the “Required Insurance”):

(i) “All Risk” insurance coverage, on a full replacement cost basis, covering the Building and all other buildings, improvements (including any plate glass) and fixtures now or hereafter constituting part of the premises (but not including any improvements made by Lessee) written in favor of Lessor and all Fee Mortgagees of which Lessee has notice, as their interests may appear, with Lessor and said Fee Mortgagees named as loss payee.

(ii) Commercial general liability insurance (broad form) with respect to the premises and the conduct and operation of business thereat, on an “occurrence coverage” basis with Lessor and all Fee Mortgagees of which Lessee has notice, named as additional insureds, with limits of not less than FIVE MILLION AND 00/100 ($5,000,000.00) DOLLARS combined single limit for any one occurrence of bodily injury, personal injury or death to any number of persons and for property damage, which coverage may be placed in any combination of primary and umbrella and/or excess policies;

(iii) Fire and extended coverage insurance with respect to any improvements made by Lessee, Lessee’s personal fixtures, furnishings, removable floor coverings, equipment, signs and such other items of Lessee’s property in the Building, in amounts equal to the full replacement value thereof, naming Lessee as the sole loss payee;

(iv) Business loss insurance against loss arising from any casualty hereby insured against, in a maximum amount equal to not less than the Fixed Rent payable hereunder for a period of one (1) year, calculated from the date of the damage or destruction;

(v) Any other insurance required for compliance with any applicable Laws.

7.2. Lessee shall deliver to Lessor binders or certificates evidencing the required insurance at least ten (10) Business Days prior to the Rent Commencement Date. Such insurance may be carried under an umbrella policy, provided that if required by any Fee Mortgagee, such umbrella policy will be endorsed to provide specific limits of coverage for the Premises. Lessee shall procure and pay for renewals of the required insurance before the expiration thereof, and Lessee shall deliver to Lessor binders or certificates evidencing such renewals within ten (10) days of the expiration of any existing policy. All such policies shall be issued by companies approved by Lessor (which approval shall not be unreasonably withheld or delayed) and licensed to do business in the State of Connecticut, and shall contain a provision whereby the same cannot be changed, cancelled or not renewed (including, without limitation, for nonpayment of premium) unless Lessor and all Fee Mortgagees of which Lessee has notice, are given at least ten (10) days’ prior written notice of such change, cancellation or non-renewal. All such policies shall be written on an “occurrence coverage” basis. Lessee shall have no responsibility for maintaining, nor shall Lessee be responsible for any costs incurred in connection with any insurance coverages maintained by Lessor prior to the Rent Commencement Date.

7.3. Lessee hereby covenants and agrees to indemnify and hold harmless Lessor and all Fee Mortgagees from and against any and all loss, cost, liability and expense (including attorneys fees) that may arise from the date hereof up to the termination of this Lease, howsoever and whensoever determined, on account of or arising out of any negligent or intentional act or omission of Lessee or Lessee’s agents, contractors, servants, employees or invitees on or about the Premises.

7.4. Lessor hereby covenants and agrees to indemnify and hold harmless Lessee from and against any loss, cost, liability and expense (including attorneys fees) that may arise from the date hereof up to the termination of this Lease, howsoever and whensoever determined, on account of or arising out of any negligent or intentional act or omission of Lessor or Lessor’s agents, contractors, servants, employees or invitees on or about the Premises.

7.5. Lessor shall maintain commercial general liability (Lessor’s risk only) with respect to the Premises, on an occurrence form, with limits of not less than $5,000,000.00 combined single limit for any one occurrence arising out of bodily injury, personal injury, death and property damage.

7.6. Lessor agrees that Lessor shall not carry any property insurance with respect to the Building which might bring into play any co-insurance provisions of any property insurance policy maintained by Lessee hereunder, or might otherwise reduce or interfere with the amounts to be collected under any policy of insurance carried by Lessee and required under this Lease.

8.	LESSOR’S RIGHT OF ENTRY.

8.1. Lessor, all Fee Mortgagees, and their respective agents and representatives, at all reasonable times and upon written notice in advance (except in cases of emergency) may enter the Premises for the purpose of (i) inspection thereof; (ii) making such repairs, replacements, alterations or additions to the Premises, as may be required pursuant to Section 9 below; (iii) exhibiting the Premises to prospective lenders and purchasers, or (iv) exhibiting the Premises to prospective tenants, purchasers or other persons within the last ninety (90) days of the Term, in each case without imposing any extra obligation or obligations upon Lessor, provided that Lessor shall be accompanied by an agent of Lessee at all times (except in cases of emergency) and Lessor shall not have access to any safe areas unless such access is required in the event of an emergency, in which case, Lessee shall be permitted to institute such safeguard as may be reasonably appropriate. Lessor shall not damage the Premises or unreasonably interfere with the conduct of Lessee’s business or the business of any permitted assignee or subtenant of Lessee in connection with any entry made by Lessor hereunder.

9.	REPAIRS AND MAINTENANCE.

9.1. Lessor, at Lessor’s sole cost and expense, shall repair, maintain and keep in good condition, in accordance with the standards of comparable first-class office space in the Greater Danbury area, all structural elements and the roof of the Building. Lessee shall promptly notify Lessor of any defective condition of the structure or roof of the Building of which Lessee is aware. Following such notice, Lessor shall remedy the condition with diligence and in a workmanlike manner which minimizes any disturbance to the conduct of Lessee’s business and/or the business of any permitted assignee or subtenant of Lessee. In addition, Lessor hereby warrants the building systems installed pursuant to Lessor’s Work and the building systems in the Existing Building (including, without limitation, the HVAC system) for a period of one (1) year from the Rent Commencement Date, and shall be responsible for all repair and maintenance of the same (to the extent required) during such warranty period, and Lessor shall be responsible for balancing the new HVAC system with the existing system within the Existing Building.

9.2. Subject to the obligations of Lessor pursuant to Section 9.1 above, on and after the Rent Commencement Date, Lessee, at Lessee’s sole cost and expense, shall repair and maintain in good condition, in accordance with the standards of comparable first-class office space in the Greater Danbury area, the Building and the Building’s systems and equipment therein including (but not limited to) repair and maintenance of all elevators, HVAC systems, boilers, mechanical systems, electrical systems, sprinklers, security systems, plumbing systems and associated equipment within the Building. Notwithstanding the foregoing, the cost of all Capital Expenses necessary to comply with Lessee’s obligations under this Section 9.2 shall be allocated between Lessor and Lessee in the same manner as provided in Section 3.2 above.

9.3. Lessee shall at all times keep the hallways and entrances to the Building free and clear of debris, and shall also provide for interior janitorial service (including carpet maintenance), interior painting (and re-painting, where necessary), replacement of lighting ballasts and bulbs, and interior and exterior window cleaning. Lessor shall assign to Lessee or make available for Lessee’s benefit, all warranties, guaranties and service contracts with respect to the Building or any part thereof.

9.4. Lessee shall, at Lessee’s sole cost and expense, repair and maintain, in a manner consistent with comparable Class A office buildings, the parking area, access roads, sidewalks, lawns and planting areas at the Premises, which maintenance shall include, as necessary, desirable or appropriate the mowing, landscaping, plowing, sanding and sweeping thereof. With respect to the access roads that do not form a part of the Premises but are within the Park, Lessor shall maintain the same in a manner consistent with that of comparable business parks, including sanding and plowing, and Lessee shall pay Lessee’s pro rata share of the cost thereof to Lessor, as shall be reasonably determined by Lessor.

9.5. Lessee shall not permit, allow or cause any act or deed to be performed or any practice to be adopted or followed on the Premises and/or within the Building which shall cause or be likely to cause injury or damage to any person or to the Premises or to any part thereof. Lessee at all times shall keep the Premises and the Building in a neat and orderly condition and clean and free from rubbish, dirt and other miscellaneous items. Lessee shall make provision for adequate refuse containers to be placed upon the Premises in areas to be designated by Lessor and shall cause the same to be emptied periodically. Lessee shall deposit all refuse in such containers and shall keep the area around such containers reasonably neat and attractive.

10.	ALTERATIONS.

10.1. Lessee shall not, without first obtaining Lessor’s written consent (which shall not be unreasonably withheld or delayed beyond ten (10) days from receipt of Lessee’s written request) make or perform, or permit the making or performance of, any alterations, installations, improvements, additions and/or other physical changes in, to or upon the Building, interior or exterior, or the Premises or any portion thereof (“Alterations”), which shall include any improvements which Lessee proposes to carry out prior to the Rent Commencement Date. Notwithstanding the foregoing, minor items of repair or adjustment and non-structural alterations not exceeding a cost of One Hundred Thousand and 00/100 ($100,000.00) Dollars for any one project, and any decorative changes, shall not be deemed “Alterations” for the purposes of this Lease, provided that such minor items of repair are strictly non-structural in nature.

10.2. Notwithstanding the obtaining of Lessor’s consent to any Alterations, all Alterations shall be made and performed (i) at Lessee’s sole cost and expense and (ii) only by contractors or mechanics approved by Lessor, which consent shall not be unreasonably withheld or delayed. It is agreed, stipulated and understood that together with Lessee’s request for Lessor’s consent thereto, Lessee shall submit to Lessor detailed plans and specifications and such other information with respect to the proposed Alterations as Lessor shall reasonably request. Lessee shall give The Powers Construction Company the right to make a bid to carry out any such Alterations.

10.3. Prior to the commencement of any proposed Alterations, Lessee shall furnish to Lessor duplicate original policies of (or Certificates of Insurance evidencing) worker’s compensation insurance covering all persons employed by Lessee in connection with such Alterations, including those to be employed by all contractors and subcontractors and such policies shall be issued by companies, and shall be in form and amounts, reasonably satisfactory to Lessor and shall be maintained by Lessee or by the applicable contractors or subcontractors, as the case may be, until the completion of such Alterations. Lessee shall also furnish partial waivers of mechanics’ liens for all work performed and paid for in connection with such Alterations, and copies of all necessary permits.

10.4. In the event that any mechanics’ or other lien or any notice of intention to file a lien is filed against the Premises in connection with any Alterations, Lessee shall promptly cause the same to be discharged of record by payment, bond, order of a court of competent jurisdiction or any other method permitted by law, and in any event, within sixty (60) days after receiving notice of the same. Lessee shall indemnify and save Lessor harmless from and against all costs, liabilities, suits, penalties, claims, and demands (including reasonable counsel fees and disbursements) in connection with the commencement and prosecution of the foreclosure of any such mechanics’ or other lien. If Lessee shall fail to comply with the provisions of this Section 10.4, Lessor shall have the option (but not the obligation) of paying and discharging or bonding any such lien, the cost thereof to be payable by Lessee to Lessor within ten (10) days of receiving a bill therefor, as Additional Rent hereunder. Notwithstanding the foregoing, Lessor shall be responsible for discharging any mechanics’ lien filed against the Premises, where such mechanics’ lien arises out of the carrying out of Lessor’s Work or out of any other work carried out by Lessor pursuant to this Lease in accordance with the provisions of this Section 10.4.

10.5. Notwithstanding Lessor’s approval of plans and specifications for any Alterations, all Alterations shall be made and performed in full compliance with all applicable Laws then in effect and all necessary Permits, and all materials and equipment to be incorporated in the Building as a result of any Alterations shall be of a quality consistent with that of the original Lessor’s Work.

10.6. Approval by Lessor of any plans, specifications or selection of materials by Lessee in connection with any Alterations shall not constitute an assumption of any responsibility by Lessor of any kind, including (but not limited to) as to their accuracy or sufficiency. Lessee shall be solely responsible for such plans, specifications and the selection of materials. Lessee covenants and agrees to indemnify Lessor and hold Lessor harmless of and from any and all claims, costs, suits, damages and liability whatsoever arising out of or as a result of any Alterations performed by Lessee or by Lessee’s contractors, subcontractors, agents or employees, including reasonable attorneys fees for the defense thereof.

11.	DAMAGE AND DESTRUCTION.

11.1. In the event that the Building is damaged or destroyed by fire or other casualty so that more than one third (1/3) of the rentable square feet of the Building is rendered untenantable, then Lessee may elect to terminate this Lease as of the date of such damage or destruction by written notice to Lessor, given within thirty (30) days after the date of such damage or destruction. Upon any such termination, Lessee shall quit, surrender and vacate the Premises, and this Lease shall thereupon be rendered void and of no further effect, provided however that such expiration shall be without prejudice to all rights, duties and obligations arising under this Lease prior thereto, so that all Rent shall be paid up to the date of expiration, and any Rent paid by Lessee on account of any period subsequent to such date, shall be promptly returned by Lessor to Lessee. Notwithstanding the foregoing, Lessee shall have no right to terminate this Lease under the provisions of this Section 11.1, in the event that the damage or destruction occurred as a result of the willfulness or negligence of Lessee, or of Lessee’s employees or agents.

11.2. In the event that Lessee shall not terminate this Lease pursuant to Section 11.1 above following any such damage or destruction, or in the event that less than one third (1/3) of the rentable square feet of the Building is rendered untenantable, then as promptly as possible, but in any event within one hundred eighty (180) days of the date on which Lessor obtains the insurance proceeds attributable thereto (the “Restoration Commencement Date”), Lessor shall repair and restore the Building to the condition the same was in immediately following Final Completion of Lessor’s Work, or as near as possible thereto, provided that all such repair and restoration shall be subject to the receipt by Lessor of sufficient insurance proceeds, it being hereby agreed and understood that Lessor shall not have any obligation to use any monies other than said insurance proceeds for the purpose of such repair and restoration. In the event that such repair or restoration is not completed within two hundred forty (240) days from the Restoration Commencement Date (except where the same is delayed due to any matter which would constitute Excusable Delay if the same were Lessor’s Work) then Lessee may elect to terminate this Lease in manner set out in Section 11.1 above. During such repair and restoration, the Fixed Rent payable hereunder shall continue to be due and payable for so long as the same is recovered by Lessee pursuant to the business loss insurance maintained by Lessee pursuant to Section 7.2 (iv) above. If such repair and restoration shall outlast said insurance, then the Fixed Rent payable hereunder shall be prorated, according to that proportion of the Building which remains usable by Lessee for the conduct of its normal business operations.

12.	SIGNS.

12.1. Provided that Lessee shall comply with all applicable Laws and shall obtain all necessary Permits, Lessee shall be permitted to erect such signage (including, but not limited to, ground monuments) at the Premises as Lessee may deem desirable. In particular, but without prejudice to the generality of the foregoing, any signage erected by Lessee shall comply with all special requirements, rules and regulations with respect to height and/or location thereof due to the proximity of Danbury Airport.

13.	UTILITIES.

13.1. Lessee shall procure for Lessee’s own account and shall pay the cost for the use of all gas, electric, telephone, heat, air conditioning, sewer, water and other utilities consumed in or at the Premises by Lessee during the Initial Term or any Renewal Term. Notwithstanding the foregoing, it shall be the responsibility of Lessor to ensure that all utilities required for the operation of the Building, as hereby contemplated, are lawfully connected, and that the costs and expenses of all such connections are fully paid (other than payment of future use taxes, where appropriate) as of the Rent Commencement Date.

14.	EMINENT DOMAIN.

14.1. Lessor and Lessee agree that should all or substantially all (meaning sixty-seven (67%) percent or more) of the Building and/or the Premises be taken (which term when used herein shall include any conveyance made in avoidance or settlement of condemnation or eminent domain proceedings) by any competent Governmental Entity whether by eminent domain or condemnation proceedings (a “Taking”) then at the election of either party made in writing to the other (such election to be made no later than thirty (30) days after such taking), this Lease shall cease and terminate as at the date of the Taking, and the Rent shall be paid up to such date, and thereafter this Lease shall be null and void and of no further effect.

14.2. In the event of a partial Taking which does not result in the termination of this Lease, the amount of Rent payable during the remainder of the Term shall be prorated according to the square footage of the Building still usable by Lessee. If this Lease shall not be terminated as aforesaid, Lessor shall, at Lessor’s expense (but only to the extent of the net award or other compensation available to Lessor for the improvements taken or conveyed, after deducting all expenses in connection with obtaining the same) make all necessary alterations (subject to applicable Laws) so as to constitute the remaining portion of the Building a complete architectural unit, consistent with the quality and character of Lessor’s Work, provided that Lessor shall have no obligations with respect to any Alterations carried out by Lessee, which shall be restored by Lessee, at Lessee’s expense.

14.3. All awards and compensation for any Taking or Partial Taking shall be the property of Lessor, and Lessee hereby assigns to Lessor all of Lessee’s right, title and interest in and to any and all such awards and compensation, including, without limitation, any award or compensation for the value of the unexpired portion of the Term. Notwithstanding the foregoing, Lessee shall be entitled to claim, prove and receive in the condemnation proceeding, such award or compensation as may be allowed for Lessee’s trade fixtures and all other items of Lessee’s Property and for loss of business, goodwill, moving expenses, depreciation or injury to and cost of removal of stock in trade and the unamortized cost of any Alterations made by Lessee, provided the same does not reduce the award to Lessor.

15.	ASSIGNMENT AND SUBLETTING.

15.1. Lessee may not sublet or assign all or any part or parts of the Premises without the prior written consent of Lessor, which consent shall not be unreasonably withheld or delayed. If Lessee shall desire to assign or sublet, it shall first submit in writing to Lessor a notice setting forth in reasonable detail:

(i) The identity and the address of the proposed assignee or subtenant (a “Transferee”);

(ii) The nature and character of the business of the proposed Transferee and the proposed use of the Premises by the proposed Transferee;

(iii) Banking, financial and other credit information relating to the proposed Transferee, reasonably sufficient to enable Lessor to determine the proposed Transferee’s financial responsibilities; and

(iv) The effective date of the proposed assignment or subletting. Lessor shall only be able to take the foregoing factors into account for the purpose of granting or withholding consent to an assignment or subletting, and Lessor may not take into account the financial terms contained in any agreement made between Lessee and a Transferee with respect to any proposed assignment or subletting. In the event that Lessor shall fail to respond to a proposed assignment or subletting within fifteen (15) days of notice by Lessee, Lessor shall be deemed to have approved the same.

15.2. In the event of any assignment or subletting made hereunder (whether or not made with the consent of Lessor), then without prejudice to any rights Lessor may have in the event of an unpermitted assignment or sublease, Lessor shall be entitled to twenty-five (25%) percent of any premium received by Lessee (in whatever form, except with respect to the sale of Lessee’s property) pursuant to any such assignment or subletting and, in the case of a subletting, twenty-five (25%) percent of any increase in the rent payable by the subtenant over the Rent reserved hereby, provided however, that Lessee shall be permitted to deduct from the gross profit all reasonable expenses incurred by Lessee in procuring the assignment or subletting, which expenses shall include (without limitation) brokerage fees and legal fees.

15.3. Notwithstanding any of the foregoing, it is agreed and understood that upon prior notification to Lessor, Lessee may, without obtaining Lessor’s consent, sublet all or part of the Premises to any Affiliate and may assign this Lease in connection with any merger, consolidation or sale or transfer of all or substantially all of the assets or stock of Lessee or in connection with any public offering of stock of Lessee on a recognized exchange, provided that either the net worth of any such assignee shall not be materially less than that of Lessee immediately prior to any such transaction, or such assignee’s creditworthiness is reasonably satisfactory to Lessor, and in any such case, the provisions of Section 15.2 above, if otherwise applicable, shall be inapplicable.

16.	LESSEE’S DEFAULT, REMEDIES.

16.1. The happening of either one of the following events (an “Event of Default”), shall constitute a breach of this Lease on the part of Lessee:

(i) The failure of Lessee to pay any Rent due hereunder within five (5) days of the due date thereof, and the continued failure to pay the same for five (5) days or more after delivery by Lessor to Lessee of written notice of such failure;

(ii) Default by Lessee in the performance of any non-monetary obligation hereunder, and the continuance of such default for thirty (30) days after Lessor shall have given Lessee a notice specifying the nature of the same, provided, however, that if the curing of any such default cannot reasonably be completed within such thirty (30) day period, no Event of Default shall be deemed to have occurred if Lessee promptly commences to cure and correct such default and thereafter cures the same within a reasonable time, taking into account all relevant circumstances.

16.2. Upon the happening of any Event of Default (i) Lessor, if Lessor shall so elect, may collect each installment of Rent hereunder as and when the same becomes due, or (ii) Lessor or any other person by Lessor’s order may re-enter the Premises and may either elect to terminate this Lease, or not to terminate this Lease but terminate Lessee’s right to possession and occupancy, and relet the premises, or part or parts thereof, to any person, firm or corporation, as the agent of Lessee, for whatever rent Lessor shall obtain, applying the monies obtained from such re-letting first to the payment of such reasonable expenses as Lessor may incur in the re-entering and re-letting of the Premises, or part or parts thereof, including (but not limited to) all reasonable and necessary repair work, repossession costs, brokerage commissions, legal expenses, attorneys fees and the collection of rent therefrom, and then to the payment of the Rent due hereunder and the fulfillment of all other covenants of Lessee. In the event of a surplus, Lessor shall pay such surplus monies to Lessee. In the case of a deficiency, Lessee shall pay to Lessor an amount equal to such deficiency each month, upon demand therefor.

16.3. After an Event of Default, the acceptance of Rent or failure to re-enter by Lessor shall not be held to be a waiver of Lessor’s right to terminate this Lease, and Lessor may re-enter and take possession of the premises as if no Rent had been accepted after an Event of Default. All of the remedies given to Lessor in this Lease pursuant to an Event of Default by Lessor are in addition to all other rights or remedies to which Lessor may be entitled at law or in equity. All remedies shall be deemed cumulative and the election of one shall not be deemed a waiver of any other or further rights or remedies.

16.4. Notwithstanding any of the foregoing, it is agreed and understood that Lessor shall use commercially reasonable efforts to re-let the Premises to one or more tenants upon vacation thereof by Lessee, following an Event of Default, in order to mitigate damages, and that any such re-letting shall be on commercially reasonable terms and conditions.

16.5. Without prejudice to any of Lessor’s rights and remedies following an Event of Default, as herein contained, or at law, in the event that Lessee shall neglect or fail to perform or observe any of the non-monetary covenants on the part of Lessee herein contained, or if Lessee shall fail to continue to conclusion the action necessary to remedy such an Event of Default, with diligence or dispatch, Lessor, at Lessor’s option may, following prior notice thereof to Lessee, perform the same for the account of Lessee and all reasonable costs and expenses paid by Lessor for such purpose shall be paid by Lessee within ten (10) Business Days after demand therefor by Lessor, as Additional Rent hereunder.

17.	QUIET ENJOYMENT.

17.1. So long as Lessee is not in default in the performance of Lessee’s obligations hereunder, Lessee’s quiet and peaceful enjoyment of the Premises shall not be disturbed or interfered with by Lessor or by any Person claiming by, through or under Lessor.

18.	HOLDING OVER.

18.1. In the event that Lessee shall (with or without the written consent of Lessor endorsed hereon or upon any duplicate hereof) hold over the Premises beyond the expiration of the Term, Lessee shall hold the Premises upon the same terms and under the same stipulations and agreements as are in this Lease contained, except that the monthly Fixed Rent shall be computed at 150% of the last monthly Fixed Rent prior to such holding over, which sum shall constitute liquidated damages payable on account of such holding over, and no holding over by Lessee shall operate to renew this Lease, nor to create any other type of tenancy whatsoever.

19.	LESSEE’S PROPERTY.

19.1. All furniture, furnishings, trade fixtures, business machines, communications equipment, movable partitions, chandeliers or other lighting fixtures and any other such personal property (collectively “Lessee’s Property”) installed or used by Lessee at the Premises and whether or not attached thereto, shall remain the property of Lessee and shall be removed at the request of Lessor or at Lessee’s election upon the expiration or earlier termination of the Term, provided that in the event of such removal, Lessee shall repair any damage caused thereby. Any Lessee’s Property not removed in accordance with the provisions of this Section 19 shall become the property of Lessor.

20.	NOTICE.

20.1. Any and all notices called for or required by any provision of this Lease shall be delivered to the respective parties by certified mail, return receipt requested, at the following addresses:

To the Lessor:

MMP Realty, LLC

7 Finance Drive

Danbury, Connecticut 06810

With a copy to:

Pepe & Hazard LLP

Goodwin Square

Hartford, Connecticut 06103-4302

Attn: Thomas B. Mitchell, Esq.

To the Lessee:

HFS Mobility Services, Inc.

40 Apple Ridge Road

Danbury, Connecticut 06810

Attn: Property Manager

and

HFS Real Estate Division

HFS Incorporated

6 Sylvan Way

Parsippany, New Jersey 07054-0278

Attn: Senior Vice President and General Counsel

With a copy to:

Battle Fowler LLP

75 East 55th Street

New York, New York 10032

Attn: Bradley A. Kaufman, Esq.

Such addresses may be changed by either party by notifying the other party in the above manner. Notices shall be deemed delivered on the date delivery is first attempted, regardless of whether delivery is accepted. Notices to Lessee shall be deemed effective upon attempted delivery at Lessee’s Danbury, Connecticut address.

21.	SATELLITE EQUIPMENT.

21.1. Lessee shall have access to the roof of the Existing Building and shall have the right to require Lessor to erect thereon a satellite communication dish (to be supplied by Lessee,) together with related accompanying equipment (the “Equipment”). It is agreed and understood that Lessee shall reimburse Lessor for all reasonable costs and expenses incurred by Lessor in installing the Equipment by way of Additional Rent hereunder, payable within ten (10) days of receiving a bill therefor. Notwithstanding the foregoing, prior to the erection of the Equipment, Lessee shall, at Lessee’s sole cost and expense, engage the services of a structural engineer reasonably satisfactory to Lessor to ensure that the roof of the Existing Building will support the Equipment, and that the structural integrity of the Existing Building shall remain unimpaired by the installation of the Equipment. At the request of Lessee, Lessor may (but without obligation) carry out such alterations to the structure and/or roof of the Existing Building as may be necessary to support any Equipment desired by Lessee, provided that any such work shall be carried out at the sole cost and expenses of Lessee. Following installation of the Equipment, Lessee shall maintain the same, -at Lessee’s sole cost and expense, and shall, take all measures necessary to ensure that the Equipment is maintained in accordance with all applicable Laws. In the event that Lessee shall cause any damage to the roof of the Existing Building in the exercise of Lessee’s rights of access pursuant to this Section 21.1, Lessee shall promptly inform Lessor, and shall reimburse Lessor all costs and expenses incurred by Lessor in carrying out any repairs necessitated thereby, as Additional Rent hereunder. It is agreed and understood that no satellite equipment or other such equipment shall be erected on the roof of that portion of the building constructed pursuant to Lessor’s Work.

22.	BROKERAGE.

22.1. Lessor and Lessee represent and warrant, each to the other, that they neither consulted nor negotiated with any broker or finder with respect to the leasing of the Premises, except for Insignia/Rostenberg Doera, whose brokerage fee shall be paid by Lessor, and Lessor and Lessee agree to indemnify and hold the other harmless from any damages, costs and expenses suffered by the other by reason of any breach of the foregoing representation. Lessor shall have no liability for brokerage commissions arising out of any sublease or assignments by Lessee, and Lessee shall and does hereby indemnify Lessor and holds Lessor harmless from any and all liabilities for brokerage commissions arising out of any such sublease or assignment.

23.	PARKING AND ACCESS ROADS.

23.1. Lessor agrees that at no extra cost to Lessee, and notwithstanding the number of spaces shown on the site plan for the Premises, Lessor will make available for the use of Lessee, its agents, employees, invitees and licensees a parking area which shall contain a minimum of six (6) parking spaces per 1000 rentable square feet of the Building (1377 total spaces).

23.2. Lessee shall have the exclusive right to use the parking spaces so reserved, subject to compliance with Lessor’s reasonable rules and regulations with respect to the parking area. It is agreed and understood that nothing contained in this Section 23 shall be construed as affecting Lessee’s obligation to maintain and repair said parking area as provided for in Section 9.4 above.

23.3. Lessee agrees that Lessee and Lessee’s agents, employees, invitees, licensees, vendors, suppliers and independent contractors will use such access roads and will operate trucks and trailers in delivering merchandise to and from the Premises upon and over such access roads as are designated therefor by Lessor as a means of ingress to and egress from the Premises. Notwithstanding the foregoing, Lessor agrees that unless Lessor shall be legally obligated for any reason to change the location of the access roads existing at the date hereof, Lessor shall not change the location or capacity of the access roads without the consent of Lessee.

24.	LESSOR’S COVENANTS, REPRESENTATIONS AND INDEMNIFICATION.

24.1. Lessor hereby affirmatively covenants and represents, that as of the date hereof:

(i) Lessor has full right, power and authority to execute and perform this Lease and to grant the estate demised hereby.

(ii) As of the date hereof, there are no leases, tenancies, licenses or other rights of present or future occupancy or use, written or oral, for any portion of the Premises, except for the Existing Lease.

(iii) No portion of the Premises is, and Lessor has not received any notice and has no knowledge that any portion of the Premises will be, subject to or affected by (a) any special assessment (whether or not presently a lien thereon) or (b) any condemnation or similar proceeding.

(iv) Lessor has not received any notice that a default or breach exists under any covenant, condition, restriction, right of way or easement affecting the Premises, or any portion thereof, which is to be performed or complied with by the owner of the Premises, and has no knowledge of any fact or condition (including but not limited to Lessee’s use and occupancy of the Premises under the terms and conditions of this Lease) which would constitute such default or breach.

(v) Lessor knows of no existing legal reason why permission for the construction of the Building would not be granted by any relevant Governmental Entity, provided that Lessee hereby acknowledges and understands that the granting of the necessary Permits is and will be subject to the proper exercise of discretion by all such relevant Governmental Entities.

24.2. To the best of Lessor’s knowledge and belief there has not occurred, nor is there presently occurring a release of any hazardous substance (as defined in any Environmental Laws) on, into or beneath the surface of the Premises or any adjacent or contiguous land. For the purposes of this Section, the term “release” shall mean, releasing, spilling, pumping, pouring, emitting, implying, discharging, escaping, leaching, disposing or dumping. Lessor shall provide

Lessee with copies of all environmental assessment reports and other materials pertaining to the environmental condition of the Premises currently in Lessor’s possession or control or, if hereafter acquired by Lessor, promptly upon Lessor’s receipt thereof.

24.3. Lessor has not been served with an order of the Department of Environmental Protection of the State of Connecticut (or any similar Governmental Entity), of noncompliance relating to any enforcement action concerning the generation, processing, handling, treatment, storage, dumping, discharge or transfer of toxic, hazardous or radioactive materials or substances (defined as aforesaid) at, in, on or from the Premises, nor has Lessor ever been investigated in connection with the same at, in, on or from the Premises. To Lessor’s knowledge, no part of the Premises has been used as a municipal dump or land fill.

25.	WAIVER.

25.1. The failure of either Lessor or Lessee to insist upon strict performance of any of the covenants or conditions of this Lease, shall not be construed as a waiver or relinquishment of any such covenants or conditions, but the same shall be and remain in full force and effect.

26.	SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE.

26.1. This Lease shall be subject and subordinate to the lien of any mortgage on the Premises, or any part thereof, but only if such mortgage (or a subordination, non-disturbance and attornment agreement entered into for the benefit of Lessee from the holder thereof) shall provide (i) that the Fee Mortgagee holding such mortgage shall not be entitled to terminate this Lease, or any extension or modification thereof, by foreclosure or other means, or join Lessee as a defendant in any proceeding to enforce or foreclose such mortgage or in any way disturb Lessee’s use and enjoyment of the premises, or the conduct of Lessee’s business or the business of Lessee’s permitted assignee or sub-tenant(s), provided that Lessee, and/or such assignee or subtenant(s) (as the case may be) shall not be in default hereunder beyond any applicable grace period with respect to such default; (ii) that the lien of such mortgage shall not cover any of Lessee’s fixtures, alterations, improvements or other items of Lessee’s property, which, by law, or the terms of this Lease, Lessee is permitted to remove from the Premises; and (iii) such Fee Mortgagee will comply with the terms and conditions of this Lease with respect to the use of insurance proceeds.

26.2. Subject to the provisions of 26.1 above, Lessee agrees that Lessee shall attorn to and recognize any foreclosing Fee Mortgagee or other such successor in interest to Lessor, as Lessee’s landlord hereunder.

27.	ESTOPPEL CERTIFICATE.

27.1. Within thirty (30) days following any written request by either party, the other party shall execute and deliver a statement, certifying (i) the commencement date of this Lease; (ii) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications hereto, that this Lease is in full force and effect, as modified, and stating the date and nature of such modifications); (iii) the date to which the Rent has been paid; (iv) the fact that there are no current defaults under this Lease by either Lessor or Lessee, except as specified in such statement, and (v) such other matters as may be reasonably requested. Lessor and Lessee intend, agree and understand that any such statement delivered pursuant to this Section 27.1 may be relied upon by any third party with an interest or prospective interest in the Premises or this Lease or any part thereof.

28.	NOTICE OF LEASE.

28.1. At the request of either party, Lessor and Lessee shall execute, in recordable form, a Notice of Lease pursuant to Section 47-19 of the Connecticut General Statutes. All costs and expenses attributable to such request shall be paid by the requesting party.

29.	DEFINITION OF LESSOR.

29.1. The term “Lessor” as used in this Lease, so far as covenants or obligations on the part of Lessor are concerned, shall be limited to mean and include only the owner or owners at the time in question of the fee title to (or a lessee’s interest in a ground lease of) the premises. In the event of any transfer, assignment or conveyance of any such title or interest, Lessor herein named shall be automatically freed and relieved from and after the date of such transfer, assignment or conveyance of all liability with respect to the performance of any covenants or obligations on the part of Lessor contained in this Lease thereafter to be performed (except as may be attributable to the period preceding said conveyance, unless expressly assumed by the transferee of any such interest) and, without further agreement, the transferee of such title or interest shall be deemed to have assumed and agreed to observe and perform any and all obligations of Lessor hereunder, during such transferee’s ownership of the Premises. Lessor, or any of the parties comprising “Lessor”, may, at any time from and after the Substantial Completion Date, transfer their respective interests in the Premises without the consent of Lessee. Any such transfer prior to the Substantial Completion Date shall be subject to Lessee’s consent, which may be withheld for any reason or for no reason. Nothing contained in this Section 29.1 shall be deemed to relieve Lessor from (a) Lessor’s obligation to (i) pay any amount due to Lessee from Lessor hereunder where such obligation arises prior to any such transfer and (ii) apply insurance proceeds or condemnation awards in the manner herein specified where such proceeds or awards are obtained with respect to occurrences or takings which are prior to any such transfer, or (b) Lessor’s liability for any fraud or intentional misrepresentation or (c) Lessor’s liability for any misappropriation or misapplication of funds received by Lessor under the Lease, which funds would have to be repaid or reimbursed by Lessee to a third party.

29.2. Lessor hereby stipulates that with respect to any notice or other communication delivered to Lessee pursuant to or in connection with this Lease, Lessee may conclusively act and rely upon such notices or communications given or made by said Melvyn J. Powers, who is hereby designated as having full authority to act on behalf of Lessor, unless and until Lessee shall receive written notice from Lessor to the contrary.

30.	LIMITATION ON LIABILITY.

30.1. Subject to the provisions of Section 30.2 below, it is hereby understood and agreed that although the parties which together comprise “Lessor” hereunder shall be jointly and severally liable with respect to Lessor’s obligations hereunder, Lessor, or any agent, principal (disclosed or undisclosed) officer, employee, shareholder or partner of Lessor shall have no personal liability hereunder with respect to any of the covenants, conditions or provisions of this Lease. In the event of a breach or default by Lessor with respect to any of Lessor’s obligations hereunder, Lessee shall look solely to the estate and property of Lessor (or any of them) in the

Premises and the income therefrom, for the satisfaction of Lessee’s remedies, including the collection of a judgment (or other judicial process) requiring the payment of money by Lessor, in the event of any such default or breach by Lessor, and no other property or assets of Lessor shall be subject to levy, execution or other enforcement procedure for the satisfaction thereof and it is expressly understood and agreed that Lessor’s liability under the terms, covenants, conditions and obligations of this Lease shall in no event exceed the loss of Lessor’s equity in the Premises. The provisions of this Section 30 shall apply only to the Lessor above named. These provisions are not for the benefit of any insurance company or any other third party. Nothing contained in this Section 30.1 shall be construed as limiting Lessee’s rights under Section 29.1 above, or Lessee’s rights to obtain non-monetary equitable relief pursuant to law.

30.2. Notwithstanding the provisions of Section 30.1 above, Lessor’s liability shall not be so limited until such time as Substantial Completion shall have occurred, and in any event, the provisions of Section 30.1 shall have no effect if a judge, jury, arbitrator or other finder of fact in any proceedings brought with respect to any dispute arising out of this Lease shall determine that any loss suffered by Lessee came as a direct result of capricious actions by Lessor.

31.	TERMS AND HEADINGS.

31.1. The words “Lessor” and “Lessee” as used herein shall include the plural as well as the singular. Words used in any gender include other genders. If there be more than one Lessor or Lessee (i.e. if two of more persons or entities, now or hereafter, shall constitute “Lessor” or “Lessee”) the obligations hereunder imposed upon said Lessor and/or Lessee shall be joint and several. The section headings contained in this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part or this Lease.

32.	INVALIDITY.

32.1. The invalidity of any provision of this Lease shall not be deemed to impair or affect in any manner the validity, enforceability or effect of the remainder of this Lease, to the extent such remainder may be given effect in the absence of said invalid provision(s), and, in such event, all of the other provisions of this Lease shall continue in full force and effect as if such invalid provision had never been included herein.

33.	LEGAL FEES.

33.1. In any legal proceedings (including arbitration proceedings) brought by either Lessor or Lessee with respect to any dispute arising out of this Lease, the prevailing party shall be reimbursed by the other party for the reasonable legal fees incurred by such prevailing party and all reasonable disbursements made in connection therewith.

34.	ACCORD AND SATISFACTION.

34.1. No payment by Lessee or receipt by Lessor of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check (or contained in any letter accompanying any check) be deemed to constitute an accord and satisfaction, and Lessor may accept any such payment of a lesser amount without prejudice to Lessor’s right to recover the balance of the Rent or to pursue any other remedy provided in this Lease, or available at law.

35.	BINDING EFFECT.

35.1. This Lease shall inure to the benefit of Lessor and Lessee, and their successors, heirs, personal representatives and permitted assigns, provided that any assignment by Lessee shall be effective only if made in strict accordance with the terms of this Lease. Words importing the singular number include the plural number and vice versa.

36.	ENTIRE AGREEMENT AND GOVERNING LAW.

36.1. This Lease contains the entire agreement between Lessor and Lessee and all prior negotiations and agreements are merged into this Lease. This Lease may not be changed, modified, terminated or discharged, in whole or in part, nor any of its provisions waived except by a written instrument which (i) expressly refers to this Lease, and (ii) is executed by the party against whom enforcement of such change, modification, termination, discharge or waiver is sought. All Exhibits attached hereto or referred to herein form an integral part of this Lease and are hereby incorporated by reference.

36.2. The laws of the State of Connecticut shall govern and control the validity, interpretation, construction, performance and enforcement of this Lease and shall apply to any disputes or controversies arising out of or pertaining to this Lease.

36.3. This Lease may be executed and delivered by Lessor and Lessee in two or more counterparts, all of which counterparts together shall be one lease.

37.	GUARANTY OF LEASE.

37.1. The Powers Construction Co. (“Powers Co.”), which is the general contractor for Lessor’s Work, and Melvyn J. Powers, individually, who is the President of

Powers Co. and a member of Lessor, agree to jointly, severally and irrevocably guaranty the performance by Lessor of Lessor’s obligations under this Lease, in accordance with the terms and conditions of that certain Guaranty of this Lease attached hereto as Exhibit E and made a part hereof.

38.	ARBITRATION PROVISIONS.

38.1. In each case specified in this Lease in which resort to arbitration shall be required or permitted, such arbitration shall be in the city where the Premises are located and conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (such association or any organization successor thereto, the “AAA”) and the provisions of this Lease, provided, however, all arbitrable disputes relating to the performance of any construction or alterations at the Premises shall be in accordance with the Construction Arbitration Rules of the AAA.

38.2. Either party may request arbitration of any matter in dispute wherein arbitration is expressly provided in this Lease as the appropriate remedy. The party requesting arbitration shall do so by giving notice (an “arbitration notice”) to that effect to the other party, specifying in said notice the nature-of the dispute and the name and address of the person designated to act as an arbitrator on its behalf. Within fifteen (15) days after the service of such notice, the other party shall give notice to the first party specifying the name and address of the person designated to act as an arbitrator on its behalf. If the second party fails to notify the first party of the appointment of its arbitrator, as aforesaid, within the time above specified, then the appointment of the second arbitrator shall be made in the same manner as hereinafter provided for the appointment of a third arbitrator in a case where the two arbitrators appointed hereunder and the parties are unable to agree upon such appointment. The two arbitrators so chosen shall meet within ten (10) days after the second arbitrator is appointed and, if within thirty (30) days after the second arbitrator is appointed, the two arbitrators shall not agree upon the question in dispute, they shall together appoint a third arbitrator. In the event of their being unable to agree upon such appointment within thirty (30) days after the appointment of the second arbitrator, the third arbitrator shall be selected by the parties themselves, if they can agree thereon, within a further period of fifteen (15) days. If the parties do not so agree, then either party, on behalf of both and on notice to the other, may request such appointment by the office of the AAA in the state in which the Premises are located in accordance with its rules then prevailing. If the AAA shall fail to appoint said third arbitrator within fifteen (15) days after such request is made, then either party may apply, on notice to the other, to the Superior Court in the County of Fairfield (or any other court having jurisdiction and exercising functions similar to those now exercised by said Court) for the appointment of such third arbitrator. Such third arbitrator chosen or appointed pursuant to this Section shall be a disinterested person and each arbitrator chosen or appointed shall have at least ten (10) years’ experience in the County of Fairfield in a calling connected with the dispute.

38.3. Neither the arbitrators selected by the parties hereto nor any arbitrator designated by the AAA or court, if any, shall be a relative, employee or former employee, consultant or former consultant of either party or an Affiliate thereof, to resolve the dispute in question.

38.4. The determination of the arbitration (the “Arbitration Determination”) and the award thereon shall be final, conclusive and binding upon Lessor and Lessee and may not be appealed to any court of law or equity, or otherwise. The arbitrators shall be directed to deliver counterpart copies of the Arbitration Determination and award to each of the parties, including each Fee Mortgagee noted in the request for arbitration. In rendering the award, if any, the arbitrators shall not add to, subtract from or otherwise modify the provisions of this Lease. Judgment may be had on the decision and award of the arbitrators so rendered in any court of competent jurisdiction. The arbitrators shall be directed to determine and include in the Arbitration Determination the party that is more correct in such dispute, and the party that is determined to be less correct shall pay the reasonable, actually incurred costs and expenses (including witness fees and reasonable legal fees and disbursements) incurred by the more correct party relating to such arbitration.

38.5. If Lessee gives an arbitration notice, then Lessee shall, to the extent required by a Fee Mortgagee, simultaneously serve a duplicate of the arbitration notice on each Fee Mortgagee who shall have previously furnished its name and address to Lessee in writing. If Lessor fails to appoint an arbitrator within fifteen (15) days after the giving of the arbitration notice by Lessee, such Fee Mortgagee shall have an additional period of ten (10) days within which to appoint the second arbitrator, who shall thereupon be recognized in all respects as if he had been appointed by Lessor. In addition, if any one or more Fee Mortgagees requires, pursuant to any document entered into with Lessor, its own opportunity to appoint an arbitrator, Lessee shall not object to the appointment of such arbitrator, provided Lessee receives notice of such requirement and provided a single arbitrator shall be appointed on behalf of Lessor and such Fee Mortgagee.

38.6. The arbitrators shall have the right to retain and consult experts and competent authorities skilled in the matters under arbitration. The arbitrators shall render their award, upon the concurrence of at least two (2) of their number, within sixty (60) days after the appointment of the third arbitrator.

38.7. If for any reason whatsoever the written decision and award of the arbitrators is not rendered within sixty (60) days after the appointment of the third arbitrator, then at any time thereafter before such decision and award is rendered, either party may apply to the Superior Court in the County of Fairfield or to any other court having jurisdiction and exercising the functions similar to those now exercised by such Court, by action, proceeding or otherwise (but not by a new arbitration proceeding) as may be proper to determine the question in dispute consistently with the provisions of this Lease.

38.8. The parties intend that all disputes submitted to arbitration shall be resolved within ninety (90) days after the date the party requesting arbitration delivers an arbitration notice. The parties shall cooperate with scheduling and similar procedural matters to permit the arbitrators to make the Arbitration Determination as expeditiously as possible.

IN WITNESS WHEREOF, Lessor and Lessee have executed and delivered this Lease as of the day and year first above written.

LESSOR:

MMP REALTY, LLC

By:	/s/ Melvyn J. Powers
Melvyn J. Powers
Its Manager Duly Authorized

LESSEE:

HFS MOBILITY SERVICES, INC.

By:	/s/ Paul M. McNicol
Paul M. McNicol
Its Senior Vice President Duly Authorized

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